UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 14, 2001


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.       OTHER EVENTS

On August 14, 2001, Calpine Corporation filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001. Calpine is filing this Current Report on Form 8-K to elaborate upon certain disclosures contained in the second quarter Form 10-Q relating to mark-to-market gains recognized on certain derivatives pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The accompanying disclosures are intended to supplement the information on this topic provided in our Annual Report on Form 10-K for the year ended December 31, 2000, and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, and June 30, 2001, as well as to permit Calpine to engage in discussions regarding these matters with investment professionals and other interested parties in accordance with Regulation FD. Readers are encouraged to consult these publicly filed reports for background in understanding the information presented below.

1. How has the adoption of SFAS No. 133 impacted the Company's balance sheet?

The Company has significantly increased the level of hedging and other derivative activity through its subsidiary, Calpine Energy Services, L.P. ("CES"). This increase is due to the commercial operation of the Company's merchant power generation facilities and the growth of the CES organization. The Company expects this activity to continue to increase as its generation portfolio continues to expand.

Effective January 1, 2001, the Company adopted SFAS No. 133, which significantly expanded the types of transactions that constitute a derivative, which for the Company, were principally commodity contracts and commodity financial instruments. At June 30, 2001, the fair value of all derivatives, as defined by SFAS No. 133, comprised 12% of consolidated assets, 14% of consolidated liabilities and 4% of consolidated equity. The table below traces the balance sheet impact of this increased hedging and other derivative activity at adoption (January 1, 2001), at March 31, 2001, and at June 30, 2001.

                                                   (in thousands)
                                                        2001
                                       -----------------------------------------
                                       January 1*      March 31*       June 30
                                       ----------     -----------     ----------
Total derivative assets ..........     $  834,872     $  553,779      $1,922,504
Total derivative liabilities .....     $  771,735     $  631,260      $1,647,379
AOCI, net of tax .................     $   37,351     $  (53,570)     $  103,352

* Amounts do not reflect the impact from our business combination under the pooling-of-interests method of accounting consummated on April 19, 2001, with Encal Energy Ltd.

The primary factors affecting the fair value of our derivatives at any point in time are (1) the volume of open derivative positions (MMBtu and Mwh), and (2) changing commodity market prices, principally for electricity and natural gas. The total volume of open gas derivative positions increased 206% from January 1, 2001 to March 31, 2001, and 103% from March 31, 2001 to June 30, 2001, while the total volume of open power derivative positions increased 53% and 147% for the same periods. In that prices for electricity and natural gas are among the most volatile of all commodity prices, there may be material changes in the fair value of the Company's derivatives over time. For example, on adoption of SFAS No. 133 the balance in accumulated other comprehensive income (loss) ("AOCI") in the stockholders' equity section of the balance sheet, related to derivative and hedging activity, was $37.4 million, while at March 31, 2001, the balance in AOCI was $(53.6) million and at June 30, 2001, the balance in AOCI was $103.4 million. These changes are primarily related to changes in the market prices of natural gas and electricity during these periods and the increase in volume of open derivative transactions. Under SFAS No. 133, the change since the last balance sheet date in the total value of the derivatives (both assets and liabilities) is reflected either in other comprehensive income (loss) ("OCI"), net of tax, or in the statement of operations as an item (gain or loss) of current earnings. For the Company, the majority of the balance in AOCI, as of the respective balance sheet dates, represented the unrealized gain or loss associated with commodity cash flow hedging transactions.

2. What determines whether a gain or loss in the value of a derivative goes into AOCI on the balance sheet or is charged to current earnings in the statement of operations?

When we enter into a transaction, we apply the criteria under SFAS No. 133 and EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," to determine the appropriate accounting treatment for the transaction. First, we assess whether the transaction meets the criteria of a derivative under SFAS No. 133. If so, we next assess whether the criteria for classification of the derivative as a normal purchase or sale has been met, in which case the transaction can be documented as normal and thereby exempted from the basic accounting requirements of SFAS No. 133. If the transaction qualifies for and is documented as a normal purchase or sale, traditional accrual accounting will apply. An example of this is when we use a derivative to sell power from one of our power generation facilities.

If the transaction does not meet the criteria as a normal purchase or sale, we determine whether the transaction should be designated as a hedge of a cash flow or fair value exposure. An example of this is when we use a derivative to hedge an index priced (variable cash flow) power sales agreement. In the case of a cash flow hedge, only the ineffective portion of the derivative is charged to current earnings with the remainder recorded in OCI. If the derivative is not designated and documented as a hedge, it is marked-to-market through current earnings.

In cases where a transaction is not a derivative and therefore not subject to SFAS No. 133, we must examine whether it is, nonetheless, an energy trading contract in which case the transaction would be subject to mark-to-market accounting through current earnings under EITF 98-10. If it is neither a derivative nor an energy trading contract under EITF 98-10, then traditional accrual accounting applies, and revenue or expense is recorded when physical delivery takes place or the transaction otherwise settles.

While the accounting requirements of SFAS No. 133 and EITF 98-10 require some judgment in their application, the Company applies these standards consistently so that similar transactions entered into with similar objectives receive the same accounting treatment.

In our business there are two primary situations when, after applying the criteria described above, a derivative is subject to mark-to-market accounting through current earnings: (1) if the intent of the transaction is to profit from changes in commodity prices (i.e. an energy trading contract); or (2) if we enter into a contract to sell power in a market where we do not have generation assets (i.e. it is neither a hedge nor a normal purchase or sale). The determination is documented at the consummation of the transaction and consistently applied thereafter.

3. Why did the mark-to-market activity of the Company related to derivatives not designated as hedges increase substantially in the second quarter?

In the second quarter of 2001, during a period of volatility in the marketplace, CES entered into a series of related transactions with a number of counterparties to sell and buy power over a multi-year period. These contracts were derivatives but did not meet the criteria as discussed above for classification as either normal purchases and sales or as hedges. Therefore, the Company marked the entire series of transactions to market. These transactions are fixed price and, as of June 30, 2001, are balanced in terms of purchase and sales volumes. As a result, any future changes in the related commodity prices will result in equal and offsetting gains and losses on the respective commodity contracts, resulting in no net future impact on the Company's earnings other than changes due to time value factors, which are not expected to be material. This treatment is consistent with the policies we have followed since the adoption of SFAS No. 133, as described above, and does not represent a change in accounting method. The mark-to-market impact on these contracts comprised the majority of the net pre-tax gains of $67.2 million and $69.7 million recorded in electric generation and marketing revenue for the three and six months ended June 30, 2001, respectively.

We also profited from the volatility of gas prices for the three and six months ended June 30, 2001, and recorded mark-to-market gains of $27.4 million and $34.5 million, respectively, relating to derivatives not designated as hedges. The Company expects that it will continue to enter into similar transactions in the future, consistent with the rapid growth in the level of hedging and other derivative activity, although no assurance can be given that similar results will be achieved in the future, and the timing and availability of such opportunities will likely vary due to various factors such as the degree of market volatility.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer
September 4, 2001